Exhibit 4(c).8.2

1-3 Strand
London
WC2N 5EH

John Allan	Sir John Parker FREng
Eagle Lodge	Chairman
Wellington Avenue
Virginia Water	john.parker@ngrid.com
Surrey	Direct tel	+44 (0)20 7004 3010
GU25 4QN	Direct fax	+44 (0)20 7004 3012
	Mobile	+44 (0)7831 496201

www.nationalgrid.com
7 March 2006
Our Reference TJP/NED/PD/03/06
Remuneration Committee – appointment as chairman
This letter confirms your appointment by the Board as chairman of the Remuneration Committee with effect from 1 March 2006.
As chairman of the Remuneration Committee you will receive an additional fee of £12,500 per annum as agreed by the Board.
The fee is in additional to your annual retainer fee of £35,000 per annum and does not affect your Board attendance fees of £1,500 for meetings in your country of residence and £3,000 for each overseas meeting.
On a personal note I am delighted that you have accepted this new role on the Board of National Grid.
Yours sincerely
/s/ Sir John Parker

National Grid plc
Registered Office: 1-3 Strand, London WC2N 5EH
Registered in England and Wales, No 4031152